Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of TFF Pharmaceuticals, Inc. on Form S-8 of our report dated March 26, 2020, with respect to our audits of the consolidated financial statements of TFF Pharmaceuticals, Inc. as of December 31, 2019 and 2018 and for the year ended December 31, 2019, period from January 24, 2018 to December 31, 2018 and period from January 1, 2018 to January 23, 2018 (Predecessor), appearing in the Annual Report on Form 10-K of TFF Pharmaceuticals, Inc. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

October 7, 2020